Exhibit 99.1
First Federal Savings and Loan Association of Port Angeles Stock Information Center 105 West 8th St., Port Angeles, WA 98362 xxx-xxx-xxxx	Expiration Date for Stock Order Forms: ___day, ________ __, 2013 5:00 p.m. Pacific Time (received not postmarked)
IMPORTANT: A properly completed original stock order form must be used to subscribe for common stock.  Copies of this form are not required to be accepted.  Please read the Stock Ownership Guide and Stock Order Form Instructions as you complete this form.

(1) Number of Shares	Subscription Price X 10.00 =	(2) Total Payment Due	Minimum number of shares: 25 shares ($250) Maximum number of shares: 20,000 shares ($200,000) Maximum number of shares for associates or group: 40,000 shares ($400,000) See Instructions.
$

(3) Employee/Officer/Director Information ☐ Check here if you are an employee, officer or director of First Federal or a member of such person’s immediate family living in the same household.
(4) Method of Payment by Check Enclosed is a check, bank draft or money order payable to First Northwest Bancorp in the amount indicated here.	Total Check Amount	$	▪
(5) Method of Payment by Withdrawal - The undersigned authorizes withdrawal from the following account(s) at First Federal.  There is no early withdrawal penalty for this form of payment.  Individual Retirement Accounts maintained at First Federal cannot be used unless special transfer arrangements are made.

Bank Use	Account Number(s) To Withdraw	$ Withdrawal Amount
$	▪
$	▪

(6) Purchaser Information
Subscription Offering
☐ a. Check here if you are an Eligible Account Holder with a deposit account(s) totaling $50.00 or more on March 31, 2011.
☐ b. Check here if you are a Supplemental Eligible Account Holder with a deposit account(s) totaling $50.00 or more on _________ __, 2012 but are not an Eligible Account Holder.
☐ c. Check here if you are a Depositor or Borrower with us as of the close of business on ________ __, 2012 to the extent not already included in a prior category.
Community Offering
☐ d. Check here if you are a community member (Indicate county of residence in #9 below).

Account Information
List below all accounts in which you had an ownership interest as of the applicable eligibility date as indicated in a, b or c above.  Failure to list all your eligible accounts, or providing incorrect information, may result in the loss of part or all of your subscription rights.  Use reverse side for additional space.

Bank Use	Account Number(s)	Account Title (Name(s) on Account)

(7) Form of Stock Ownership & SS# or Tax ID#:	SS#/Tax ID#
☐ Individual	☐ Joint Tenants	☐ Tenants in Common	☐ Fiduciary (i.e., trust, estate)
☐ Uniform Transfers to Minors Act (Indicate SS# of Minor only)	☐ Company/Corporation/ Partnership	☐ IRA or other qualified plan (Both Tax ID# & SS# for IRAs)	SS#/Tax ID#
(8) Stock Registration & Address:
Name and address to appear on stock certificate.  Shares must be registered as reflected on your qualifying account.  Adding or deleting a name or otherwise altering the form of beneficial ownership of a qualifying account will result in a loss of your subscription rights (with certain exceptions for IRA and Keogh purchases).

Name:
Name Continued:
Mail to- Street:
City:	State:	Zip Code:
(9) Telephone Daytime/Evening	( ) --	( ) --	County of Residence
(10) Associates/Acting in Concert ☐ Check here and complete the reverse side of this form if you or any associates or persons acting in concert with you have submitted other orders for shares.
(11) Acknowledgement - To be effective, this stock order form must be properly completed and physically received (not postmarked) by First Northwest Bancorp no later than 5:00 p.m., Pacific Time, on ____________ xx, 2013, unless extended; otherwise this stock order form and all subscription rights will be void.  The undersigned agrees that after receipt by First Northwest Bancorp, this stock order form may not be modified, withdrawn or canceled without First Northwest Bancorp’s consent and if authorization to withdraw from deposit accounts at First Federal Savings and Loan Association of Port Angeles has been given as payment for shares, the amount authorized for withdrawal shall not otherwise be available for withdrawal by the undersigned. Under penalty of perjury, I hereby certify that the Social Security or Tax ID Number and the information provided on this stock order form are true, correct and complete and that I am not subject to back-up withholding.  It is understood that this stock order form will be accepted in accordance with, and subject to, the terms and conditions of the plan of conversion of First Federal Savings and Loan Association of Port Angeles described in the accompanying prospectus.

Federal regulations prohibit any person from transferring, or entering into any agreement, directly or indirectly, to transfer the legal or beneficial ownership of subscription rights or the underlying securities to the account of another.  First Federal Savings and Loan Association of Port Angeles and First Northwest Bancorp will pursue any and all legal and equitable remedies in the event they become aware of the transfer of subscription rights and will not honor orders known by them to involve such transfer.  Under penalty of perjury, I certify that I am purchasing shares solely for my account and that there is no agreement or understanding regarding the sale or transfer of such shares, or my right to subscribe for shares.
By signing below, I also acknowledge that I have read the Certification Form on the reverse side of this form.
Bank Use

Signature Date	Signature Date

Item (6) Purchaser Account Information continued:
Bank Use	Account Number(s)	Account Title (Name(s) on Account)

Item (10) Associates/Acting In Concert continued:
If you checked the box in item #10 on the reverse side of this form, list below all other orders submitted by you or associates (as defined below) or by persons acting in concert with you (also defined below).

Name(s) listed on other stock order forms	Number of shares ordered	Name(s) listed on other stock order forms	Number of shares ordered

Associate - The term “associate” of a particular person means:

(1) a corporation or organization other than First Federal Savings and Loan Association of Port Angeles, First Northwest Bancorp or a majority-owned subsidiary of First Federal Savings and Loan Association of Port Angeles, of which a person is a senior officer or partner or is, directly or indirectly, the beneficial owner of 10% or more of any class of equity securities of such corporation or organization;

(2) a trust or other estate in which a person has a substantial beneficial interest or as to which a person serves as a trustee or a fiduciary; and

(3) any person who is related by blood or marriage to such person and who lives in the same home as such person or who is a director or senior officer of First Federal Savings and Loan Association of Port Angeles or First Northwest Bancorp , or any of their subsidiaries.

    Acting in concert – The term “acting in concert” means:

(1) knowing participation in a joint activity or interdependent conscious parallel action towards a common goal whether or not pursuant to an express agreement or understanding; or

(2) a combination or pooling of voting or other interests in the securities of an issuer for a common purpose pursuant to any contract, understanding, relationship, agreement or other arrangement, whether written or otherwise.

In general, a person who acts in concert with another party will also be deemed to be acting in concert with any person who is also acting in concert with that other party.

We may presume that certain persons are acting in concert based upon various facts, among other things, joint account relationships and the fact that such persons may have filed joint Schedules 13D or 13G with the Securities and Exchange Commission with respect to other companies.

CERTIFICATION FORM
I ACKNOWLEDGE THAT THIS SECURITY IS NOT A DEPOSIT OR ACCOUNT AND IS NOT FEDERALLY INSURED OR GUARANTEED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION, AND IS NOT INSURED OR GUARANTEED BY FIRST NORTHWEST BANCORP, FIRST FEDERAL SAVINGS AND LOAN ASSOCIATION OF PORT ANGELES, THE FEDERAL GOVERNMENT OR BY ANY GOVERNMENT AGENCY.  THE ENTIRE AMOUNT OF AN INVESTOR’S PRINCIPAL IS SUBJECT TO LOSS.

If anyone asserts that this security is federally insured or guaranteed, or is as safe as an insured deposit, I should call the Federal Deposit Insurance Corporation [DFI?] [Fed?].

I further certify that, before purchasing the common stock, par value $0.01 per share, of First Northwest Bancorp (the “Company”), which will become the holding company for First Federal Savings and Loan Association of Port Angeles, I received a prospectus of the Company dated _____, 2013 relating to such offer of common stock.  The prospectus that I received contains disclosure concerning the nature of the common stock being offered by the Company and describes in the “Risk Factors” section beginning on page __, the risks involved in the investment in this common stock, including but not limited to the following:

Risks Related to Our Business
1.	The current weak economic conditions in the market areas we serve may continue to adversely impact our earnings and could increase the credit risk associated with our loan portfolio.
2.	A current water conservation proposal could adversely affect the value of undeveloped lots in our market area.
3.	Our proposed strategy of pursuing acquisitions exposes us to financial, execution and operational risks that could adversely affect us.
4.	We may engage in FDIC-assisted transactions, which could present additional risks to our business.
5.	Our business may be adversely affected by credit risk associated with residential property.
6.	Our non-owner-occupied real estate loans may expose us to increased credit risk.
7.	A significant portion of our business involves commercial real estate lending which is subject to various risks that could adversely impact our results of operations and financial condition.
8.	Repayment of our commercial business loans is often dependent on the cash flows of the borrower, which may be unpredictable, and the collateral securing these loans may fluctuate in value.
9.	A portion of our loan portfolio is serviced by third parties, which may limit our ability to foreclose on such loans.
10.	Our lending limit may restrict our growth.
11.	Our allowance for loan losses may prove to be insufficient to absorb losses in our loan portfolio.
12.
Our independent public accounting firm has identified certain significant deficiencies in our internal controls over financial reporting. If we fail to remediate these internal control deficiencies, address the potential for future deficiencies and maintain an effective system of internal controls over financial reporting, we may not be able to accurately report our financial results.

13.	If our nonperforming assets increase, our earnings will be adversely affected.
14.	If our real estate owned is not properly valued or sufficiently reserved to cover actual losses, or if we are required to increase our valuation reserves, our earnings could be reduced.
15.	Impairment of our investment and mortgage-backed securities could require charges to earnings, which could result in a negative impact on our results of operations.
16.	Decreased volumes and lower gains on sales of mortgage loans sold could adversely impact our noninterest income.
17.
We use estimates in determining the fair value of certain assets, such as mortgage servicing rights. If our estimates prove to be incorrect, we may be required to write down the value of these assets which could adversely affect our earnings.

18.	New lines of business or new products and services may subject us to additional risk.
19.	If we are unable to effectively integrate new personnel hired to carry out our business plan our business may be adversely affected.
20.	We are subject to interest rate risk.
21.	Liquidity risk could impair our ability to fund operations and jeopardize our financial condition.
22.
We are dependent on the services of our president and chief executive officer and other members of our management team and a loss of these individuals may impair our operations and disrupt relationships with certain customers.

23.	We operate in a highly competitive industry.
24.
We operate in a highly regulated environment and may be adversely affected by changes in federal and state laws and regulations, including new financial reform legislation recently enacted by Congress that is expected to increase our costs of operations.

25.	The short-term and long-term impact of the changing regulatory capital requirements and anticipated new capital rules is uncertain.
26.	Increases in deposit insurance premiums and special FDIC assessments will negatively impact our earnings.
27.	If our investment in the Federal Home Loan Bank of Seattle becomes impaired, our earnings and shareholders’ equity could decrease.
28.	We rely on communications, information, operating and financial control systems technology from third-party service providers, and we may suffer an interruption in those systems.
29.	New or changes in existing tax, accounting, and regulatory rules and interpretations could significantly impact strategic initiatives, results of operations, cash flows, and financial condition.
30.
We participate in a multiple employer defined benefit pension plan for the benefit of our employees. If we were to withdraw from this plan, we could incur a substantial expense in connection with the withdrawal.

31.	Our net unrealized built-in-losses and other losses could be substantially limited as to future use if we experience an ownership change as defined in the Internal Revenue Code.

Risks Related to this Offering
1.	Our operating expenses are high as a percentage of our net interest income, making it more difficult to maintain profitability. After this offering, our expenses will increase. Our return on equity also will be low compared to other companies. These factors could negatively impact the price of our stock.
2.	The final aggregate purchase price of the shares of common stock in the offering will be based on an independent appraisal and may not be indicative of the actual value of First Northwest Bancorp.
3.	There may be a limited trading market in our common stock, which would hinder your ability to sell our common stock and may lower the market price of the stock.
4.	The cost of additional finance and accounting systems, procedures and controls in order to satisfy our new public company reporting requirements will increase our expenses.
5.	Our equity incentive plans will increase our costs, which will reduce our income.
6.	Management and the board of directors have significant discretion over the investment of the offering proceeds and may not be able to achieve acceptable returns on the proceeds from the offering.
7.	The amount of common stock we will control, our articles of incorporation and bylaws, and state and federal law could discourage hostile acquisitions of control of First Northwest Bancorp.
8.	The implementation of an equity incentive plan may dilute your ownership interest.
9.	Our growth or future losses may require us to raise additional capital in the future, but that capital may not be available when it is needed or the cost of that capital may be very high.

Risks Related to the Contribution to the Foundation
1.	The contribution to the First Federal Community Foundation will decrease our profits for 2013.
2.	The contribution to the First Federal Community Foundation will decrease the ownership interest and voting interest in the shares sold to the public after the contribution.
3.	Our contribution to the First Federal Community Foundation may not be tax deductible, which could decrease our profits.

(By Signing the Front of this Form the Investor is Not Waiving Any Rights Under the Federal Securities Laws,
Including the Securities Act of 1933 and the Securities Exchange Act of 1934)

First Northwest Bancorp
Stock Ownership Guide
Individual
Include the first name, middle initial and last name of the shareholder.  Avoid the use of two initials.  Please omit words that do not affect ownership rights, such as “Mrs.”, “Mr.”, “Dr.”, “special account”, “single person”, etc.

Joint Tenants
Joint tenants with right of survivorship may be specified to identify two or more owners.  When stock is held by joint tenants with right of survivorship, ownership is intended to pass automatically to the surviving joint tenant(s) upon the death of any joint tenant.  All parties must agree to the transfer or sale of shares held by joint tenants.

Tenants in Common
Tenants in common may also be specified to identify two or more owners.  When stock is held by tenants in common, upon the death of one co-tenant, ownership of the stock will be held by the surviving co-tenant(s) and by the heirs of the deceased co-tenant.  All parties must agree to the transfer or sale of shares held by tenants in common.

Uniform Transfers to Minors Act (“UTMA”)
Stock may be held in the name of a custodian for a minor under the Uniform Transfers to Minors Act of each state.  There may be only one custodian and one minor designated on a stock certificate.  The standard abbreviation for Custodian is “CUST”, while the Uniform Transfers to Minors Act is “UTMA”.  Standard U.S. Postal Service state abbreviations should be used to describe the appropriate state.  For example, stock held by John Doe as custodian for Susan Doe under the Washington Uniform Transfers to Minors Act will be abbreviated John Doe, CUST Susan Doe UTMA WA (use minor’s social security number).

Fiduciaries
Information provided with respect to stock to be held in a fiduciary capacity must contain the following:
● The name(s) of the fiduciary.  If an individual, list the first name, middle initial and last name.  If a corporation, list the full corporate title (name).  If an individual and a corporation, list the corporation’s title before the individual.
● The fiduciary capacity, such as administrator, executor, personal representative, conservator, trustee, committee, etc.
● A description of the document governing the fiduciary relationship, such as a trust agreement or court order.  Documentation establishing a fiduciary relationship may be required to register your stock in a fiduciary capacity.
● The date of the document governing the relationship, except that the date of a trust created by a will need not be included in the description.
● The name of the maker, donor or testator and the name of the beneficiary.
An example of fiduciary ownership of stock in the case of a trust is: John Doe, Trustee Under Agreement Dated 10-1-93 for Susan Doe.

Stock Order Form Instructions
Items 1 and 2 - Number of Shares and Total Payment Due
Fill in the number of shares that you wish to purchase and the total payment due.  The amount due is determined by multiplying the number of shares by the subscription price of $10.00 per share.  The minimum purchase in the subscription offering is $250 (25 shares) of common stock.  As more fully described in the plan of conversion outlined in the prospectus, the maximum purchase in any category of the subscription offering is $200,000 (20,000 shares) of common stock, and the maximum purchase in the community offering (if held) by any person is $200,000 (20,000 shares) of common stock.  No person, together with associates and persons acting in concert with such person, may purchase in the aggregate more than $400,000 (40,000 shares) of common stock.

Item 3 - Employee/Officer/Director Information
Check this box to indicate whether you are an employee, officer or director of First Federal Savings and Loan Association of Port Angeles or a member of such person’s immediate family living in the same household.

Item 4 - Method of Payment by Check
If you pay for your stock by check, bank draft or money order, indicate the total amount in this box. Payment for shares may be made by check, bank draft or money order payable to First Northwest Bancorp Payment in cash may not be made.  Your funds will earn interest at First Federal’s statement savings rate of interest until the stock offering is completed.

Item 5 - Method of Payment by Withdrawal
If you pay for your stock by a withdrawal from a deposit account at First Federal, indicate the account number(s) and the amount of your withdrawal authorization for each account.  The total amount withdrawn should equal the amount of your stock purchase.  There will be no penalty assessed for early withdrawals from certificate accounts used for stock purchases.  This form of payment may not be used if your account is an Individual Retirement Account.

Item 6 – Purchaser Information
Subscription Offering
a.  Check this box if you had a deposit account(s) totaling $50.00 or more on March 31, 2011 (“Eligible Account Holder”).
    b.  Check this box if you had a deposit account(s) totaling $50.00 or more on _________ 2012 but are not an Eligible Account Holder (“Supplemental Eligible Account Holder”).
c.  Check here if you are a Depositor or Borrower with us as of the close of business on ________ __, 2012 to the extent not already included in a prior category.
Please list all account numbers and all names on accounts you had on these dates in order to insure proper identification of your purchase rights.
Note:  Failure to list all your eligible accounts, or providing incorrect information, may result in the loss of part or all of your subscription rights.
Community Offering
 d.  Check this box if you are a community member (Indicate county of residence in item 9).

Items 7 and 8 - Form of Stock Ownership, SS# or Tax ID#, Stock Registration and Mailing Address
Check the box that applies to your requested form of stock ownership and indicate your social security or tax ID number(s) in item 7.  Complete the requested stock registration and mailing address in item 8.  The stock transfer industry has developed a uniform system of shareholder registrations that will be used in the issuance of your common stock.  If you have any questions regarding the registration of your stock, please consult your legal advisor.  Stock ownership must be registered in one of the ways described above under “Stock Ownership Guide.”  Shares must be registered as reflected on your qualifying account.  Adding or deleting a name or otherwise altering the form of beneficial ownership of a qualifying account will result in a loss of your subscription rights (with certain exceptions for IRA and Keogh purchases).

Item 9 – Telephone Number(s) and County of Residence
Indicate your daytime and evening telephone number(s) and county.  We may need to call you if we have any questions regarding your order or we cannot execute your order as given.

Item 10 – Associates/Acting in Concert
Check this box and complete the reverse side of the stock order form if you or any associates or persons acting in concert with you (as defined on the reverse side of the stock order form) have submitted other orders for shares.

Item 11– Acknowledgement
Please review the prospectus carefully before making an investment decision.  Sign and date the stock order form where indicated. Before you sign, review the stock order form, including the acknowledgement and certification.  Normally, one signature is required.  An additional signature is required only when payment is to be made by withdrawal from a deposit account that requires multiple signatures to withdraw funds.

Your properly completed signed stock order form and payment in full (or withdrawal authorization) at the subscription price must be physically received (not postmarked) by First Northwest Bancorp no later than 5:00 p.m., Pacific Time, on ___________ __, 2013 or it will become void.

Delivery Instructions:  You may deliver your stock order form by mail using the enclosed postage-paid envelope marked “STOCK ORDER RETURN, by hand delivery or by overnight courier to the First Northwest Bancorp Stock Information Center located at 105 West 8th St., Port Angeles, WA 98362.

If you have any remaining questions, or if you would like assistance in completing your stock order form, you may call our Stock Information Center at (___) ___-____, Monday through Friday, between the hours of 10:00 a.m. and 4:00 p.m., Pacific Time.

                                                                                                                                                                                                    First Federal
                                                                                                                                                                                           Stock Information Center
                                                                                                                                                                           105 West 8th St., Port Angeles, WA 98362

ç D E T A C H H E R E ç	logo	REVOCABLE PROXY	ç P R O X Y C A R D ç
☑ Please vote by marking one of the boxes as shown.

1.  Approval of the Plan of Conversion of First Federal Savings and Loan Association of Port Angeles.
                              FOR ☐          AGAINST ☐

2.  Approval of the funding of the First Federal Community Foundation through a contribution of shares of First Northwest Bancorp common stock and cash
                                  FOR ☐          AGAINST ☐

CONTROL #

The undersigned acknowledges receipt of a Notice of Special Meeting of Members, the proxy statement of First Federal Savings and Loan Association of Port Angeles dated _________, 2013, and the prospectus of First Northwest Bancorp prior to the execution of this proxy.

è

	Signature	Date

Joint accounts need only one signature.

PLEASE SIGN, DATE AND RETURN ALL PROXY CARDS THAT YOU RECEIVE IN THE ENCLOSED POSTAGE-PAID RETURN ENVELOPE. NONE ARE DUPLICATES.
é DETACH HERE

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” APPROVAL OF THE PLAN OF CONVERSION AND “FOR” APPROVAL OF THE CONTRIBUTION OF STOCK AND CASH TO THE FOUNDATION

VOTE BY MAIL

DETACH THE PROXY CARD ABOVE

☑ VOTE, SIGN, DATE & RETURN THE CARD IN THE ENCLOSED PROXY RETURN ENVELOPE

YOU MAY RETURN ALL PROXY CARDS RECEIVED IN ONE ENVELOPE

VOTING “FOR” THE CONVERSION DOES NOT OBLIGATE  YOU TO BUY STOCK AND
DOES NOT AFFECT THE TERMS OR INSURANCE ON YOUR ACCOUNTS

IF YOU HAVE MORE THAN ONE ACCOUNT, YOU MAY RECEIVE MORE THAN ONE PROXY
 DEPENDING ON THE OWNERSHIP STRUCTURE OF YOUR ACCOUNTS
PLEASE SUPPORT US BY VOTING “FOR” AND RETURNING ALL PROXY CARDS RECEIVED

ç D E T A C H H E R E ç	logo	REVOCABLE PROXY	ç P R O X Y C A R D ç
Insert proxy card language here
VOTING DOES NOT REQUIRE YOU TO PURCHASE SHARES OF FIRST NORTHWEST BANCORP COMMON STOCK IN THE STOCK OFFERING.
IMPORTANT: PLEASE VOTE, DATE AND SIGN, ON REVERSE SIDE

é DETACH HERE

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” APPROVAL OF THE PLAN OF CONVERSION AND “FOR” APPROVAL OF THE CONTRIBUTION OF STOCK AND CASH TO THE FOUNDATION

VOTING “FOR” THE CONVERSION DOES NOT OBLIGATE YOU TO BUY STOCK AND DOES NOT AFFECT THE TERMS OR INSURANCE ON YOUR ACCOUNTS

IF YOU HAVE MORE THAN ONE ACCOUNT, YOU MAY RECEIVE MORE THAN ONE PROXY DEPENDING ON THE OWNERSHIP STRUCTURE OF YOUR ACCOUNTS PLEASE SUPPORT US BY VOTING “FOR” AND RETURNING ALL PROXY CARDS RECEIVED